================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):  May 12, 1999



                             PLAINS RESOURCES INC.
              (Exact name of registrant as specified in charter)



         DELAWARE                    0-9808                   13-2898764
(State of Incorporation)      (Commission File No.)       (I.R.S. Employer
                                                         Identification No.)


       500 DALLAS STREET, SUITE 700
           HOUSTON, TEXAS 77002                                77002
(Address of Principal Executive Offices)                     (Zip Code)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (713) 654-1414

================================================================================

ITEM 2.   ACQUISITION OF ASSETS

Description of Transaction

     On May 12, 1999, Plains Scurlock Permian, L.P. ("Plains Scurlock"), a newly formed operating limited partnership of Plains All American Pipeline, L.P., ("PAA"), completed the acquisition of Scurlock Permian LLC and certain other pipeline assets from Marathon Ashland Petroleum LLC (the "Scurlock Acquisition"). Including working capital adjustments and associated closing and financing costs, the cash purchase price paid at closing was approximately $146 million.

     Plains Resources Inc. (the "Registrant") is the sole stockholder of Plains All American Inc. (the "General Partner") which is the General Partner of PAA and each of PAA's operating limited partnerships, including Plains Scurlock. The General Partner also owns 6,974,239 Common Units, 10,029,619 Subordinated Units and 1,307,190 Class B Common Units of PAA. With its ownership of the foregoing units and its 1% general partner interest, the General Partner owns approximately 59% of PAA.

     Financing for the Scurlock Acquisition was provided through (i) Plains Scurlock's limited recourse bank facility with BankBoston, N.A. (the "Plains Scurlock Credit Facility"), (ii) the sale to the General Partner of 1.3 million Class B Common Units of PAA at $19.125 per unit, the price equal to the market value of PAA's common units and (iii) a $25 million draw under PAA's existing revolving credit agreement. The Plains Scurlock Credit Facility consists of (i) a five year $130 million term loan and (ii) a three year $35 million revolving credit facility.

     The Plains Scurlock Credit Facility is nonrecourse to the Registrant, PAA and PAA's other operating limited partnerships, Plains Marketing, L.P. and All American Pipeline, L.P., and is secured by the assets acquired by Plains Scurlock. Borrowings under the term loan bear interest at LIBOR plus 3% and under the revolving credit facility at LIBOR plus 2.75%. A commitment fee equal to one-half of one percent per year is charged on the unused portion of the revolving credit facility. The term loan matures in May 2004 and the revolving credit facility matures in May 2002. No principal payment is scheduled for amortization prior to maturity. It is anticipated that the Plains Scurlock Credit Facility will also be used to finance Plains Scurlock's acquisition of the West Texas Gathering System from Chevron Pipe Line Company under a recently announced agreement.

Description of Assets Involved

     Scurlock Permian LLC is engaged in crude oil transportation, trading and marketing, operating in 14 states with more than 2,400 miles of active pipelines, numerous storage terminals and a fleet of more than 225 trucks. Its most significant asset is an 800-mile pipeline and gathering system located in the Spraberry Trend in West Texas that extends into Andrews, Glasscock, Martin, Midland, Regan and Upton Counties, Texas. The assets acquired also include approximately 2.4 million barrels of crude oil, of which approximately 1.4 million barrels are used for working inventory.

ITEM 7. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED AND EXHIBITS

(a) Financial Statements of Business Acquired


SCURLOCK PERMIAN BUSINESSES
 INTERIM FINANCIAL STATEMENTS:
   Balance Sheets as of March 31, 1999 and December 31, 1998                             F-1
   Statements of Operations for the three months ended March 31, 1999 and 1998           F-2
   Statements of Cash Flows for the three months ended March 31, 1999 and 1998           F-3
   Notes to Interim Financial Statements                                                 F-4

SCURLOCK PERMIAN BUSINESSES
 FINANCIAL STATEMENTS
   Report of Independent Accountants                                                     F-5
   Report of Independent Accountants                                                     F-6
   Statement of Operations for the years ended December 31, 1998, 1997 and 1996          F-7
   Balance Sheet as of December 31, 1998 and 1997                                        F-8
   Statement of Cash Flows for the years ended December 31, 1998, 1997 and 1996          F-9
   Statement of Changes in Parent Company Investment                                    F-10
   Notes to Financial Statements                                                        F-11

(b) Pro Forma Financial Information (unaudited)

PLAINS RESOURCES INC.
 PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
   Introduction                                                                             F-19
   Pro Forma Consolidated Balance Sheet as of March 31, 1999                                F-20
   Pro Forma Consolidated Statement of Income for the three months ended March 31, 1999     F-21
   Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998      F-22
   Notes to Pro Forma Consolidated Financial Statements                                     F-23

(c)  -  Exhibits

   10(p) Agreement for Purchase and Sale of Membership Interest in Scurlock Permian LLC between Marathon Ashland LLC and Plains Marketing, L.P. dated as of March 17, 1999.

   23.1 Consent of PricewaterhouseCoopers LLP (relating to financial statements of the Scurlock Permian Businesses)


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 27, 1999

                                 PLAINS RESOURCES INC.


                                 By:  /s/ Cynthia A. Feeback
                                    -----------------------------------
                                 Name:  Cynthia A. Feeback,
                                 Title: Vice President - Accounting,
                                        and Assistant Treasurer

                          SCURLOCK PERMIAN BUSINESSES
                                BALANCE SHEETS
                                (in thousands)


                                                      March 31,   December 31,
                                                        1999         1998
                                                     -----------  -----------
                                                     (unaudited)
                        ASSETS
CURRENT ASSETS
Cash and cash equivalents                             $      46    $     346
Accounts receivable, net                                243,998      259,368
Inventory                                                37,208       18,258
Other current assets                                      2,988          445
                                                      ---------    ---------
Total current assets                                    284,240      278,417
                                                      ---------    ---------
PROPERTY AND EQUIPMENT                                  138,287      145,436
Less allowance for depreciation and amortization        (14,646)     (13,621)
                                                      ---------    ---------
                                                        123,641      131,815
                                                      ---------    ---------
OTHER ASSETS
Investments and long-term receivables                     2,512        2,487
Other                                                     1,706        1,892
                                                      ---------    ---------
                                                      $ 412,099    $ 414,611
                                                      =========    =========

     LIABILITIES AND PARENT COMPANY INVESTMENT

CURRENT LIABILITIES
Accounts payable                                      $ 301,439    $ 294,870
Payroll and benefits payable                              2,539        4,865
Other current liabilities                                 6,578        9,731
                                                      ---------    ---------
Total current liabilities                               310,556      309,466

PARENT COMPANY INVESTMENT                               101,543      105,145
                                                      ---------    ---------
                                                      $ 412,099    $ 414,611
                                                      =========    =========


  The accompanying notes are an integral part of these financial statements.

                          SCURLOCK PERMIAN BUSINESSES
                           STATEMENTS OF OPERATIONS
                          (in thousands) (unaudited)


                                                 Three Months Ended
                                                       March 31,
                                                 ------------------
                                                   1999     1998
                                                 --------  --------
REVENUES                                         $774,713  $816,526
COST OF SALES AND OPERATIONS                      765,347   806,617
INVENTORY MARKET VALUATION CHARGE (CREDIT)        (10,014)    3,985
                                                 --------  --------
Gross Margin                                       19,380     5,924
                                                 --------  --------
EXPENSES
General and administrative                          7,990     6,941
Depreciation and amortization                       2,892     2,847
                                                 --------  --------
Total expenses                                     10,882     9,788
                                                 --------  --------
Operating income (loss)                             8,498    (3,864)

Interest and other income                          (1,164)        -
                                                 --------  --------
NET INCOME (LOSS)                                $  9,662  $ (3,864)
                                                 ========  ========

  The accompanying notes are an integral part of these financial statements.

                          SCURLOCK PERMIAN BUSINESSES
                           STATEMENTS OF CASH FLOWS
                          (in thousands) (unaudited)

                                                           Three Months Ended March 31,
                                                          --------------------------------
                                                               1999             1998
                                                          ---------------  ---------------
CASH FLOWS FROM
OPERATING ACTIVITIES

Net income (loss)                                         $    9,662   $   (3,864)
Items not affecting cash flows
  from operating activities:
     Depreciation and amortization                             2,892        2,847
     Inventory market valuation charge (credit)              (10,014)       3,985
     Gain on disposal of assets                                 (909)           -
Change in assets and liabilities
     Accounts receivable                                      15,370       20,059
     Inventory                                                (8,936)      (4,747)
     Accounts payable and other current liabilities            1,090       (5,951)
     Other, net                                               (2,543)        (467)
                                                          -----------  -----------
     Net cash provided by (used in)
       operating activities                                    6,612       11,862
                                                          -----------  -----------
CASH FLOWS FROM
  INVESTING ACTIVITIES

Disposal of assets                                             3,112            -
Capital expenditures                                            (493)         (82)
Affiliates - distributions from (investments in)                 (25)          21
                                                          -----------  -----------
Net cash provided by (used in) investing activities            2,594          (61)
                                                          -----------  -----------
CASH FLOWS FROM
  FINANCING ACTIVITIES

Net change in Parent Company advances                         (9,506)     (11,554)
                                                          -----------  -----------
Net cash provided by (used in) financing activities           (9,506)     (11,554)
                                                          -----------  -----------
Net increase (decrease) in cash
  and cash equivalents                                          (300)         247

Cash and cash equivalents, beginning of period                   346           34
                                                          -----------  -----------
Cash and cash equivalents, end of period                  $        46  $       281
                                                          ===========  ===========

  The accompanying notes are an integral part of these financial statements.

SCURLOCK PERMIAN BUSINESSES
NOTES TO INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

1. Scurlock Permian LLC (SPLLC) is a wholly owned subsidiary of Marathon Ashland Petroleum LLC (MAP). MAP was formed effective January 1, 1998, and is owned 62% by Marathon Oil Company (Marathon) and 38% by Ashland Inc. (Ashland).

   On March 17, 1999, MAP entered into an agreement with Plains Marketing, L.P. (Plains) providing for the sale of MAP's membership interest in SPLLC and certain other pipeline assets (collectively, the Scurlock Permian Businesses or the Company) to Plains. This transaction was consummated on May 12, 1999. The accompanying financial statements do not include any adjustments that might result from the sale.

   The accompanying financial statements pertain to the businesses that were sold to Plains and represent a carve-out financial statement presentation of a MAP operating unit as of and for the three months ended March 31, 1999 and 1998. The financial statements include allocations and estimates of direct and indirect MAP corporate administrative costs attributable to the Company. The methods by which such amounts are attributed or allocated are deemed reasonable by MAP's management. The financial information herein is not necessarily indicative of the financial position, results of operations and cash flows that would have been reported if the Company had operated as an unaffiliated enterprise, nor is it indicative of future results.

   In connection with the formation of MAP, Marathon acquired certain refining, marketing and transportation net assets, including the operations comprising SPLLC, from Ashland in exchange for a 38% interest in MAP. The acquisition of Ashland's net assets was accounted for under the purchase method of accounting.

   The Company is an independent gatherer and marketer of crude oil in the United States, operating in 14 states. Major operations consist of pipeline, barge and truck operations. The pipeline component owns and operates more than 2,400 miles of active pipelines that transport crude oil from leases and unloading stations to major pipeline connections and terminals. The barge facilities consist of eight owned barge terminals located in Louisiana and Texas. The truck operations consist of a fleet of more than 225 units transporting crude to various locations.

2. For the quarter ended March 31, 1999 and 1998, the Company was treated as a partnership for federal and most state income tax purposes, and the tax effect of its activities accrued to Marathon and Ashland. As a result, no provision for federal or state income taxes has been made in the accompanying financial statements.

3. For purposes of these separate financial statements, payables and receivables related to transactions between the Company and MAP are included as a component of the Parent Company investment. Transactions during the first quarter of 1999 between the Scurlock Permian Businesses and Marathon and Ashland are considered to be related party transactions.

4. At December 31, 1998, the Company recorded a charge to earnings of approximately $10 million to reflect an inventory market valuation reserve. Such amount represented the amount by which the recorded LIFO cost basis of crude oil inventory exceeded net realizable value as of such date. At March 31, 1999, the inventory market valuation reserve was released due to increased crude oil prices and the Company recognized a credit to earnings of approximately $10 million.

5. The Company is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Under the agreement for the sale of the Company by MAP to Plains, MAP has agreed to indemnify and hold harmless the Company and Plains for claims, liabilities and losses (collectively "Losses") resulting from any act or omission attributable to the Company's business or properties occurring prior to the date of the closing of such sale to the extent the aggregate amount of such Losses exceed $1 million; provided however, that claims for such Losses must be asserted by the Company against MAP on or before May 15, 2003. Certain identified Losses and the first $25,000 of any individual claim are not included in the calculation of the foregoing $1 million indemnification threshold.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Marathon Ashland Petroleum LLC

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in parent company investment present fairly, in all material respects, the financial position of the Scurlock Permian Businesses (a division of Marathon Ashland Petroleum LLC, hereinafter referred to as MAP) at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of MAP's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
April 30, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Marathon Ashland Petroleum LLC

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in parent company investment present fairly, in all material respects, the financial position of Scurlock Permian Corporation, the predecessor entity of the Scurlock Permian Businesses, at December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Marathon Ashland Petroleum LLC's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
April 30, 1999

STATEMENT OF OPERATIONS (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES

                                                              (Company)                    (Predecessor)
                                                              Year Ended                     Year Ended
                                                           -----------------    -----------------------------------
                                                           December 31, 1998    December 31, 1997  December 31, 1996
                                                           -----------------    -----------------  -----------------
REVENUES - Note E                                            $3,773,536              $4,267,720        $4,246,245
COSTS AND EXPENSES:
 Cost of sales (excludes items shown below) - Note E          3,742,276               4,214,952         4,189,303
 Selling, general and administrative expenses                    31,033                  31,800            32,501
 Depreciation and amortization                                   11,136                  16,337            16,576
 Taxes other than income taxes                                    2,653                   2,689             2,846

 Inventory market valuation charges (credit) - Note H            10,014                   6,485            (2,650)
                                                             ----------              ----------        ----------
          Total costs and expenses                            3,797,112               4,272,263         4,238,576
                                                             ----------              ----------        ----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES               (23,576)                 (4,543)            7,669
PROVISION (BENEFIT) FOR ESTIMATED INCOME TAXES - NOTE G               -                  (1,176)            3,148
                                                             ----------              ----------        ----------
NET INCOME (LOSS)                                            $  (23,576)             $   (3,367)       $    4,521
                                                             ==========              ==========        ==========

The accompanying notes are an integral part of these financial statements

BALANCE SHEET (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES



                                                               (Company)          (Predecessor)
                                                           December 31, 1998     December 31, 1997
                                                           -----------------     -----------------
ASSETS
 Current assets:
  Cash and cash equivalents                                      $    346        $     34
  Receivables (net of allowance of $180 and $153)                 259,368         262,722
  Inventories - Note H                                             18,258          26,861
  Deferred income taxes  Note G                                         -           2,270
  Other current assets                                                445           3,422
                                                                 --------        --------
   Total current assets                                           278,417         295,309

 Investments and long-term receivables - Note I                     2,487           1,614
 Property, plant and equipment - net - Note J                     131,815         109,618
 Other noncurrent assets - net                                      1,892          17,234
                                                                 --------        --------
   Total assets                                                  $414,611        $423,775
                                                                 ========        ========
LIABILITIES
 Current liabilities:
  Accounts payable                                               $294,870        $319,111
  Payroll and benefits payable                                      4,865           5,039
  Other current liabilities                                         9,731           7,621
                                                                 --------        --------
   Total current liabilities                                      309,466         331,771

 Long-term deferred income taxes - Note G                               -           2,473
 Other long-term liabilities                                            -           6,279
                                                                 --------        --------
   Total liabilities                                              309,466         340,523

Parent Company Investment - Note D                                105,145          83,252
                                                                 --------        --------
   Total liabilities and Parent Company investment               $414,611        $423,775
                                                                 ========        ========

The accompanying notes are an integral part of these financial statements.

STATEMENT OF CASH FLOWS (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES

                                                                                                 (Predecessor)
                                                                    (Company)                     Year Ended
                                                                   Year Ended        -------------------------------------
                                                                 December 31, 1998   December 31, 1997   December 31, 1996
                                                                 -----------------   -----------------   -----------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)                                                 $(23,576)             $  (3,367)             $  4,521
Adjustments to reconcile to net cash provided
 from (used in) operating activities:
    Depreciation and amortization                                   11,136                 16,337                16,576
    Inventory market valuation charges (credits)                    10,014                  6,485                (2,650)
    Deferred income taxes                                                -                 (2,057)                1,657
    Gain on disposal of assets                                          82                     18                   234
    Changes in current assets and liabilities:
       Receivables                                                   3,563                 49,190               (51,438)
       Inventories                                                  (1,946)                 4,828                 9,386
       Accounts payable and accrued expenses                       (10,754)              (109,103)               49,621
    All other - net                                                    190                 (1,830)                3,064
                                                                  --------              ---------              --------
       Net cash provided from (used in) operating activities       (11,291)               (39,499)               30,971
                                                                  --------              ---------              --------

INVESTING ACTIVITIES:
Disposal of assets                                                     117                    443                 1,760
Capital expenditures                                                (4,293)                (8,269)               (5,627)
Affiliates  distributions from (investments in)                         81                     95                  (546)
                                                                  --------              ---------              --------
 Net cash used in investing activities                              (4,095)                (7,731)               (4,413)
                                                                  --------              ---------              --------
FINANCING ACTIVITIES:
Net change in Parent Company advances                               15,698                 46,827               (27,017)
                                                                  --------              ---------              --------
 Net cash provided from (used in) financing activities              15,698                 46,827               (27,017)
                                                                  --------              ---------              --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   312                   (403)                 (459)
Cash and cash equivalents at beginning of year                          34                    437                   896
                                                                  --------              ---------              --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $    346              $      34              $    437
                                                                  ========              =========              ========

See Note K for supplemental cash flow information.


The accompanying notes are an integral part of these financial statements.

STATEMENT OF CHANGES IN PARENT COMPANY INVESTMENT (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES


                                                         (Predecessor)

Parent Company investment at December 31, 1995             $ 62,288

 Net income for the year ended December 31, 1996              4,521
 Net advances from (to) Parent Company                      (27,017)
                                                           --------
Parent Company investment at December 31, 1996               39,792

 Net loss for the year ended December 31, 1997               (3,367)
 Net advances from (to) Parent Company                       46,827
                                                           --------
Parent Company investment at December 31, 1997             $ 83,252
                                                           ========

                                                           (Company)

Parent Company investment at January 1, 1998 - Note A      $113,023

 Net loss for the year ended December 31, 1998              (23,576)
 Net advances from (to) Parent Company                       15,698
                                                           --------
Parent Company investment at December 31, 1998             $105,145
                                                           ========


The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

SCURLOCK PERMIAN BUSINESSES


NOTE A - BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

Scurlock Permian LLC (SPLLC) is a wholly owned subsidiary of Marathon Ashland Petroleum LLC (MAP). MAP was formed effective January 1, 1998, and is owned 62% by Marathon Oil Company (Marathon) and 38% by Ashland Inc. (Ashland). Prior to January 1, 1998, SPLLC was organized as a stock corporation named Scurlock Permian Corporation and was a wholly owned subsidiary of Ashland. Throughout these financial statements, the term, Parent Company, relates to MAP for 1998 and Ashland for 1997 and 1996.

On March 17, 1999, MAP entered into an agreement with Plains Marketing, L.P. (Plains) providing for the sale of MAP's membership interest in SPLLC and certain other pipeline assets (collectively, the Scurlock Permian Businesses or the Company) to Plains. This transaction is anticipated to be consummated in the second quarter of 1999. The accompanying financial statements do not include any adjustments that might result from the proposed sale.

The accompanying financial statements pertain to the business that is being sold to Plains and represent a carve-out financial statement presentation of a MAP operating unit as of and for the year ended December 31, 1998, and of Scurlock Permian Corporation (the Predecessor) as of December 31, 1997 and 1996 and for the years then ended. The financial statements include allocations and estimates of direct and indirect Parent Company corporate administrative costs attributable to the Company or the Predecessor as described in Note D. The methods by which such amounts are attributed or allocated are deemed reasonable by the Parent Company's management. The financial information herein is not necessarily indicative of the financial position, results of operations and cash flows that would have been reported if the Company or the Predecessor had operated as an unaffiliated enterprise, nor is it indicative of future results.

In connection with the formation of MAP, Marathon acquired certain refining, marketing and transportation net assets, including the operations comprising SPLLC, from Ashland in exchange for a 38% interest in MAP. The acquisition of Ashland's net assets was accounted for under the purchase method of accounting. As a result, the financial statements of the Scurlock Permian Businesses for the year ended December 31, 1998, were prepared on a different basis than the financial statements of the Predecessor for the years ended December 31, 1997 and 1996. Due to this lack of comparability, a "black line" has been used to separate the reporting periods.

The Company and the Predecessor are independent gatherers and marketers of crude oil in the United States, operating in 14 states. Major operations consist of pipeline, barge and truck operations. The pipeline component owns and operates more than 2,400 miles of active pipelines that transport crude oil from leases and unloading stations to major pipeline connections and terminals. The barge facilities consist of eight owned barge terminals located in Louisiana and Texas. The truck operations consist of a fleet of more than 250 units transporting crude to various locations.

NOTE B - SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

PRINCIPLES APPLIED IN CONSOLIDATION - The investment in the entity over which the Company or the Predecessor has significant influence is accounted for using the equity method. The proportionate share of income from this equity method investment is included in revenues. The investment in the other entity over which the Company or the Predecessor does not have significant influence and whose stock does not have a readily determinable fair value is carried at cost.

USE OF ESTIMATES - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets, valuation allowances for receivables and inventories, environmental liabilities and liabilities for potential claims and settlements. Actual results could differ from the estimates and assumptions used.

REVENUE RECOGNITION - Revenues principally include sales, equity income and gains or losses on the disposal of assets. Sales are recognized when products are shipped or services are provided to customers. Matching crude oil buy/sell transactions settled in cash are included in both revenues and costs and expenses, with no effect on income. As of December 31, 1998 and 1997, receivables from two customers comprised 11 percent and 12 percent, respectively, of total receivables.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and on deposit. The Company and the Predecessor participate in the Parent Company's centralized funding and cash management system (non-interest bearing) (see Note
D).

INVENTORIES - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

DERIVATIVE INSTRUMENTS - The Company and the Predecessor engage in commodity risk management activities within the normal course of its business as an end-user of derivative instruments (see Note M). Management is authorized to manage exposure to price fluctuations related to the purchase and sale of crude oil through the use of derivative non-financial instruments. Derivative non-financial instruments require or permit settlement by delivery of commodities and include exchange-traded commodity futures contracts. The Company's and the Predecessor's practices do not permit derivative positions to remain open if the underlying physical market risk has been removed. Changes in the market value of derivative instruments are deferred, including both closed and open positions, and are subsequently recognized in income, as sales or cost of sales, in the same period as the underlying transaction. The margin receivable accounts required for open commodity contracts reflect changes in the market prices of the underlying commodity and are settled on a daily basis.

Recorded deferred gains or losses are reflected within other current assets or accounts payable. Cash flows from the use of derivative instruments are reported in the same category as the hedged item in the Statement of Cash Flows.

LONG-LIVED ASSETS - Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method based on estimated useful lives of: a) 15 years for right of way, b) 5 to 15 years for building and furniture, and c) 3 to 15 years for transportation and terminal equipment. Impairment of assets is evaluated on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

ENVIRONMENTAL LIABILITIES - Provision is made for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure (see Note N).

INSURANCE - The Company and the Predecessor maintain insurance for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

INCOME TAXES - For the year ended December 31, 1998, the Company was treated as a partnership for federal and most state income tax purposes, and the tax effect of its activities accrued to Marathon and Ashland. As a result, no provision for federal or state income taxes has been made in the accompanying financial statements for 1998 activity.

Prior to January 1, 1998, when the Predecessor was wholly owned by Ashland, it operated as a corporation. Accordingly, these financial statements include a provision for income taxes for the periods ended December 31, 1997 and 1996. Income taxes pertaining to the years 1997 and 1996 are computed on a separate return basis using the liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Because the Predecessor was included in the federal and state income tax returns filed by Ashland, the calculation of the related tax provisions and deferred taxes necessarily requires certain assumptions, allocations and estimates which management believes are reasonable to reflect the tax reporting for the Predecessor as a stand-alone taxpayer.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of most financial instruments are based on historical costs. The carrying values of cash and cash equivalents, receivables and payables approximate their fair value due to the short-term maturity of these instruments.

NOTE C - NEW ACCOUNTING STANDARD

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This new standard requires recognition of all derivatives as either assets or liabilities at fair value. SFAS No. 133 may result in additional volatility in both current period earnings and other comprehensive income as a result of recording recognized and unrecognized gains and losses resulting from changes in the fair value of derivative instruments. SFAS 133 requires a comprehensive review of all outstanding derivative instruments to determine whether or not their use meets the hedge accounting criteria. It is possible that there will be derivative instruments employed in the Company's businesses that do not meet all of the designated hedge criteria, and they will be reflected in income on a mark-to-market basis. Based upon the strategies currently employed by the Company, the relatively short-term duration of most of the Company's derivative strategies, and the level of activity related to commodity-based derivative instruments in recent periods, the Company does not anticipate the effect of adoption to have a material impact on either financial position or results of operations. The Company plans to adopt SFAS No. 133 effective January 1, 2000, as required.

NOTE D - PARENT COMPANY INVESTMENT, ALLOCATIONS AND RELATED PARTY TRANSACTIONS

For purposes of these separate financial statements, payables and receivables related to transactions between the Company and MAP and the Predecessor and Ashland, as well as payables and refunds related to income taxes, are included as a component of the Parent Company investment. Transactions in 1998 between the Scurlock Permian Businesses and Marathon and Ashland are considered to be related party transactions.

The Company's sales in 1998 to Ashland were $580 thousand; sales to MAP were $732,832 thousand; and sales to Marathon were $2,195 thousand. The Predecessor's sales in 1997 and 1996 to Ashland were $793,920 thousand and $942,299 thousand, respectively. The Company's purchases in 1998 from MAP totaled $106,317 thousand and purchases from Marathon were $9,531 thousand. The Predecessor's purchases in 1997 and 1996 from Ashland totaled $129,816 thousand and $121,837 thousand, respectively. Such transactions were in the ordinary course of business and include the purchase, sale and transportation of crude oil.

MAP, Ashland and Marathon provided computer, treasury, accounting, internal auditing and legal services to the Company in 1998 and Ashland provided such services to the Predecessor in 1997 and 1996. Charges for these services were allocated based on usage or other methods, such as headcount and square footage, that management believed to be reasonable. Charges to the Company for these services for the year ended December 31, 1998 totaled $7,722 thousand. Ashland charges for these services in 1997 and 1996 were $7,787 thousand and $6,423 thousand, respectively. The Parent Company uses a centralized cash management system (non-interest bearing) under which cash receipts of the Company and the Predecessor were remitted to the Parent Company and cash disbursements of the Company and the Predecessor were funded by the Parent Company.

As of December 31, 1998, receivables included $832 thousand due from Ashland. The Company's accounts payable as of December 31, 1998, included $1,601 thousand due to Marathon.

NOTE E - REVENUES

The items below are included in revenues and costs and expenses, with no effect on income.

                                                                         (Predecessor)
                                             (Company)                     Year Ended
                                            Year Ended        ------------------------------------
                                          December 31, 1998   December 31, 1997  December 31, 1996
                                          -----------------   -----------------  -----------------
                                              (Thousands)                  (Thousands)
Matching crude oil buy/sell
 transactions settled in cash                 $2,179,843            $2,851,069          $2,665,054

NOTE F - EMPLOYEE BENEFITS

For the purposes of these financial statements, the Company and the Predecessor are considered to participate in multi-employer benefit plans.

The Company's employees were included in the various employee benefit plans of MAP in 1998 and the Predecessor's employees were included in the various employee benefit plans of Ashland for the years ended December 31, 1997 and 1996. These plans included retirement plans, employee and retiree medical, dental and life insurance plans, 401(k) and profit-sharing plans and other such benefits.

MAP has noncontributory defined benefit pension plans covering substantially all employees of the Scurlock Permian Businesses. Benefits under these plans are based primarily upon years of service and career earnings. The funding policy for all plans provides that payments to the pension trusts shall be equal to the minimum funding requirements of the Employee Retirement and Income Security Act, plus such additional amounts as may be approved. No charges have been allocated to the Scurlock Permian Businesses for the MAP defined benefit pension plans for the year ended December 31, 1998, as the plans are in an overfunded position.

MAP also has defined benefit retiree health insurance plans covering most employees of the Scurlock Permian Businesses upon their retirement. Health benefits are primarily provided through comprehensive hospital, surgical and major medical benefit provisions subject to various cost-sharing features.

The Company's and the Predecessor's share of employee benefit expenses were $3,121 thousand, $4,815 thousand and $4,117 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE G - INCOME TAXES

Provision (benefit) for estimated income taxes:

                                                  (Predecessor)
                                                    Year Ended
                                     --------------------------------------
                                     December 31, 1997    December 31, 1996
                                     -----------------    -----------------
                                        (Thousands)          (Thousands)
FEDERAL TAXES:
 Current                                   $   821               $1,389
 Deferred                                   (2,057)               1,657
                                           -------               ------
  Total federal taxes                       (1,236)               3,046

STATE AND LOCAL TAXES:                          60                  102
                                           -------               ------
  Total provision (benefit)                $(1,176)              $3,148
                                           =======               ======

For the year ended December 31, 1998, the Company was treated as a partnership for federal and most state income tax purposes and the tax effect of its activities accrued to Marathon and Ashland. As a result, no provision for income taxes has been made in the accompanying financial statements for 1998 activity. Prior to January 1, 1998, the Predecessor was wholly owned by Ashland and operated as a corporation. Accordingly, these financial statements include a provision for income taxes for the periods ended December 31, 1997 and 1996. Income taxes pertaining to the years 1997 and 1996 are computed on a separate return basis using the liability method as prescribed by Statement of Financial Accounting Standards No. 109.

The deferred tax asset and liability at December 31, 1997 principally arise from differences between the book and tax basis of inventory and property, plant and equipment, respectively.

A reconciliation of the federal statutory tax rate (35%) to the total income tax provision (benefit) follows:

                                                            (Predecessor)
                                                           1997        1996
                                                           ----        ----
                                                       (Thousands)  (Thousands)
Statutory rate applied to income before income taxes     $(1,590)     $2,684
Nondeductible goodwill and business expenses                 375         398
State and local income taxes after federal income tax
 benefit                                                      39          66
                                                         -------      ------
    Total provision (benefit)                            $(1,176)     $3,148
                                                         =======      ======

NOTE H - INVENTORIES

Inventories consist of the following:

                                              (Company)         (Predecessor)
                                          December 31, 1998   December 31, 1997
                                          -----------------   -----------------
                                             (Thousands)           (Thousands)
Crude oil                                      $21,294               $24,417
Pipeline line fill                               4,638                 6,273
Materials and supplies                           2,004                 2,248
Bulk fuel                                          336                   408
                                               -------               -------
    Total (at cost)                             28,272                33,346
Less inventory market valuation reserve         10,014                 6,485
                                               -------               -------
    Net inventory carrying value               $18,258               $26,861
                                               =======               =======

Inventories of crude oil and pipeline line fill are valued by the LIFO method. At December 31, 1998 and 1997, the LIFO method accounted for approximately 92% of the total inventory value. During 1997, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1997 purchases, the effect of which decreased cost of goods sold by approximately $1,382 thousand and increased net income by approximately $898 thousand.

The inventory market valuation reserve reflects the extent that the recorded LIFO cost basis of crude oil inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses.

NOTE I - INVESTMENTS AND LONG-TERM RECEIVABLES

                                        (Company)         (Predecessor)
                                    December 31, 1998   December 31, 1997
                                    -----------------   -----------------
                                       (Thousands)         (Thousands)
Equity method investment                  $2,466             $  981
Cost method investment                         -                633
Other                                         21                  -
                                          ------             ------
                                          $2,487             $1,614
                                          ======             ======

The following represents summarized financial information of the affiliate accounted for by the equity method of accounting:

                                                     (Predecessor)
                          (Company)                   Year Ended
                         Year Ended       -------------------------------------
                      December 31, 1998   December 31, 1997   December 31, 1996
                      -----------------   -----------------   -----------------
                         (Thousands)                  (Thousands)
Income data:
 Revenues                   $2,110              $2,474              $3,039
 Operating income               66                 135                 252
 Net income                     66                 135                 252


                       December 31, 1998               December 31, 1997
                       -----------------               -----------------
                          (Thousands)                     (Thousands)
Balance sheet data:
 Current assets              $   44                          $   28
 Non-current assets           1,835                           1,961
 Current liabilities             44                              28

Dividends and partnership distributions received from equity affiliates in 1998, 1997 and 1996 were $81 thousand, $95 thousand and $86 thousand, respectively. Purchases from equity affiliates in 1998, 1997 and 1996 totaled $2,110 thousand, $2,474 thousand and $3,039 thousand, respectively. Sales to equity affiliates in 1998, 1997 and 1996 totaled $1,552 thousand, $1,825 thousand and $2,233 thousand, respectively.

NOTE J - PROPERTY, PLANT AND EQUIPMENT

                                              (Company)          (Predecessor)
                                          December 31, 1998   December 31, 1997
                                          -----------------   -----------------
                                             (Thousands)          (Thousands)
Land                                           $  1,270           $  2,190
Construction in progress                          3,025                385
Right of way                                     17,928             39,604
Building and furniture                            3,323             20,402
Transportation and terminal equipment           119,890            210,958
                                               --------           --------
    Total                                       145,436            273,539
Less accumulated depreciation                    13,621            163,921
                                               --------           --------
    Net                                        $131,815           $109,618
                                               ========           ========

NOTE K - SUPPLEMENTAL CASH FLOW INFORMATION


                                                                                   (Predecessor)
                                                        (Company)                   Year Ended
                                                       Year Ended      -------------------------------------
                                                    December 31, 1998  December 31, 1997   December 31, 1996
                                                    -----------------  -----------------   -----------------
                                                        (Thousands)                (Thousands)
Income taxes paid to Parent Company                       $    -            $5,517                 $5,836

Non-cash investing and financing activities:
 Like-kind exchanges of transportation equipment          $4,540            $    -                 $5,102

NOTE L  LEASES

The Company and the Predecessor lease a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, and transportation equipment.

Future minimum commitments of the Company for operating leases having remaining, noncancelable lease terms in excess of one year are as follows:

                                 Operating Leases
                                 ----------------
                                   (Thousands)
1999                                  $ 2,073
2000                                    2,071
2001                                    2,073
2002                                      524
2003                                      384
Later Years                             4,811
                                      -------
    Total minimum lease payments      $11,936
                                      =======

Operating lease costs, which consisted principally of minimum rentals, were $9,396 thousand, $9,430 thousand and $10,922 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE M - DERIVATIVE INSTRUMENTS

The Company and the Predecessor use exchange-traded future contracts to manage exposure to price fluctuations related to the anticipated purchase and sale of crude oil. The exchange-traded futures contracts do not have a corresponding fair value since changes in market prices are settled on a daily basis. The Company remains at risk for possible changes in the market value of the derivative instrument; however, such risk should be mitigated by price changes in the underlying hedged item.

The following table sets forth quantitative information for exchange-traded commodity futures:

                                             Recorded
                                             Deferred        Aggregate
                                             Gain or          Contract
                                              (Loss)          Values/(a)/
                                           ------------    ----------------
                                           (Thousands)       (Thousands)
 (Company)
 DECEMBER 31, 1998:
   Exchange-traded commodity futures         $   191            $ 8,964

 (Predecessor)
 DECEMBER 31, 1997:
   Exchange-traded commodity futures         $(2,817)           $29,157

/(a)/ Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.

NOTE N - CONTINGENCIES AND COMMITMENTS

The Company and the Predecessor are the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company's financial statements. However, the Company's management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

ENVIRONMENTAL MATTERS - The Company and the Predecessor are subject to federal, state, and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 1997, the Predecessor had $4,228 thousand accrued for remediation costs on existing properties. In connection with the formation of MAP (see Note A), Marathon and Ashland retained the liability, subject to certain thresholds, for costs associated with remediating conditions existing prior to January 1, 1998. No amounts were accrued by the Company at December 31, 1998 for environmental matters. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

COMMITMENTS - The Company has a contract for use of an oil terminal in Louisiana with an initial three-year term that began on July 1, 1998. At the end of three years, the agreement will automatically extend from year to year unless either party cancels it. The Company is committed to a "minimum receipt throughput volume" of 4,500 barrels per day at $.25 per barrel.

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
                     PLAINS RESOURCES INC. AND SUBSIDIARIES

Introduction

     The accompanying unaudited pro forma consolidated financial statements are presented to reflect the acquisition of Scurlock Permian LLC and certain other pipeline assets (the "Scurlock Acquisition") from Marathon Ashland Petroleum LLC ("MAP") by Plains Scurlock Permian, L.P. ("Plains Scurlock"), a newly formed operating limited partnership of Plains All American Pipeline, L.P. ("PAA"). The Scurlock Acquisition has been accounted for using the purchase method of accounting. Plains Resources Inc. (the "Registrant") has a 57% ownership interest (59% subsequent to the Scurlock Acquisition and related transactions) in PAA, through which the Registrant's midstream operations are conducted. Plains All American Inc., a wholly owned subsidiary of the Registrant, is the general partner ("General Partner") of PAA. PAA's results are consolidated into the Registrant's results with the public's 43% ownership interest (41% subsequent to the Scurlock Acquisition and related transactions) reflected as a minority interest deduction from income. The pro forma financial statements are based upon the historical financial statements of the Registrant and the Scurlock Permian Businesses ("Scurlock"). The Scurlock financial statements pertain to the businesses sold to Plains Scurlock by MAP and represent a carve-out financial statement presentation of a MAP operating unit.

     The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of the future operations of the Registrant. The unaudited pro forma financial statements should be read in conjunction with the notes thereto and the historical financial statements of Scurlock, included in Item 7 (a) of this Form 8-K. In addition, reference should be made to the historical financial statements of the Registrant included in Form 10-K for the year ended December 31, 1998, and included in Form 10-Q for the three months ended March 31, 1999, filed with the Securities and Exchange Commission.

     The following pro forma consolidated financial statements have been prepared as if the Scurlock Acquisition and related transactions had taken place on March 31, 1999, in the case of the pro forma consolidated balance sheet or as of January 1, 1998 in the case of the pro forma consolidated statement of income for the three months ended March 31, 1999, and pro forma consolidated statement of operations for the year ended December 31, 1998.

                    PLAINS RESOURCES INC. AND SUBSIDIARIES
               PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)
                                MARCH 31, 1999
                                (in thousands)

 CAPTION>

                                                             Historical
                                                       --------------------------
                                                                        Scurlock
                                                          Plains         Permian       Pro Forma
                                                       Resources Inc.  Businesses      Adjustments   Note     Pro Forma
                                                       --------------  ----------      -----------   ----     ---------
                        ASSETS
CURRENT ASSETS
Cash and cash equivalents                               $      889        $     46      $ 145,618     A       $      682
                                                                                         (145,871)    B
Accounts receivable                                        161,742         243,998         56,785     C          452,026
                                                                                          (10,499)    K
Inventory                                                   28,826          37,208        (18,516)    B           47,518
Prepaid expenses and other                                   2,464           2,988              -                  5,452
                                                        ----------        --------      ---------             ----------
Total current assets                                       193,921         284,240         27,517                505,678
                                                        ----------        --------      ---------             ----------
PROPERTY AND EQUIPMENT
Oil and natural gas properties - full cost method          669,212               -              -                669,212
Crude oil pipeline, gathering and terminal assets          380,956         138,287        129,215     B          510,171
                                                                                         (138,287)    B
Other property and equipment                                 8,869               -              -                  8,869
                                                        ----------        --------      ---------             ----------
                                                         1,059,037         138,287         (9,072)             1,188,252
Less allowance for depreciation,
  depletion and amortization                              (382,382)        (14,646)        14,646     B         (382,382)
                                                        ----------        --------      ---------             ----------
                                                           676,655         123,641          5,574                805,870
                                                        ----------        --------      ---------             ----------
OTHER ASSETS                                               134,405           4,218         14,527     B          153,150
                                                        ----------        --------      ---------             ----------
                                                        $1,004,981        $412,099      $  47,618             $1,464,698
                                                        ==========        ========      =========             ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities          $  190,063        $310,556      $  14,042     C       $  504,162
                                                                                          (10,499)    K
Notes payable and other current obligations                  4,611               -              -                  4,611
                                                        ----------        --------      ---------             -----------
Total current liabilities                                  194,674         310,556          3,543                508,773

BANK DEBT                                                   76,800               -         25,000     A          101,800
BANK DEBT OF A SUBSIDIARY                                  181,000               -        120,618     A          301,618
SUBORDINATED DEBT                                          202,365               -              -                202,365
OTHER LONG-TERM DEBT                                         2,556               -              -                  2,556
OTHER LONG-TERM LIABILITIES                                  7,678               -              -                  7,678
                                                        ----------        --------      ---------             -----------
                                                           665,073         310,556        149,161              1,124,790
                                                        ----------        --------      ---------             -----------
MINORITY INTEREST                                          175,756               -              -                175,756
                                                        ----------        --------      ---------             -----------
PARENT COMPANY INVESTMENT                                        -         101,543       (144,286)    B                -
                                                                                           42,743     C
                                                        ----------        --------      ---------             -----------
SERIES E CUMULATIVE CONVERTIBLE
  PREFERRED STOCK, STATED AT
  LIQUIDATION PREFERENCE                                    90,517               -              -                 90,517
                                                        ----------        --------      ---------             -----------
NON-REDEEMABLE PREFERRED STOCK,
  COMMON STOCK AND
  OTHER STOCKHOLDERS' EQUITY
Series D Cumulative Convertible Preferred Stock             22,277               -              -                 22,277
Common Stock                                                 1,689               -              -                  1,689
Additional paid-in capital                                 124,815               -              -                124,815
Accumulated deficit                                        (75,146)              -              -                (75,146)
                                                        ----------        --------      ---------             -----------
                                                            73,635               -              -                 73,635
                                                        ----------        --------      ---------             -----------
                                                        $1,004,981        $412,099      $  47,618             $1,464,698
                                                        ==========        ========      =========             ===========

           See notes to pro forma consolidated financial statements.

                    PLAINS RESOURCES INC. AND SUBSIDIARIES
            PRO FORMA CONSOLIDATED STATEMENT OF INCOME (unaudited)
                  FOR THE THREE MONTHS ENDED MARCH 31, 1999
                     (in thousands, except per share data)


                                                          Historical
                                                ---------------------------------
                                                                     Scurlock
                                                    Plains           Permian          Pro Forma
                                                Resources Inc.      Businesses       Adjustments      Note      Pro Forma
                                                ---------------   ---------------   ---------------   ------  --------------
REVENUES
Oil and natural gas sales                             $ 21,142       $      -          $      -                  $   21,142
Marketing, transportation, storage
  and terminalling revenues                            455,760        774,713           (26,511)        K         1,203,962
Interest and other income                                   69          1,164              (715)        D               518
                                                      --------       --------          --------                  ----------
                                                       476,971        775,877           (27,226)                  1,225,622
                                                      --------       --------          --------                  ----------

EXPENSES
Production expenses                                     11,563              -                 -                      11,563
Marketing, transportation, storage
  and terminalling expenses                            436,396        765,347              (569)        H         1,170,500
                                                                                           (372)        J
                                                                                        (26,511)        K
                                                                                         (3,791)        Q
General and administrative                               4,062          7,990              (326)        D            10,348
                                                                                           (256)        H
                                                                                         (1,122)        I
Depreciation, depletion and amortization                 7,170          2,892             1,457         F             8,627
                                                                                         (2,892)        G
Inventory market valuation credit                            -        (10,014)           10,014         Q                 -
Interest expense                                         8,753              -             2,721         E            11,474
                                                      ---------      --------          --------                  ----------
                                                       467,944        766,215           (21,647)                  1,212,512
                                                      --------       --------          --------                  ----------

Income before income taxes
  and minority interest                                  9,027          9,662            (5,579)                     13,110
Minority interest                                        4,820              -             1,659         O             6,479
                                                      --------       --------          --------                  ----------

Income before income taxes                               4,207          9,662            (7,238)                      6,631
Income tax expense:
  Current                                                    -              -                 -                           -
  Deferred                                               1,641              -               945         P             2,586
                                                      --------       --------          --------                  ----------

NET INCOME                                               2,566          9,662            (8,183)                      4,045
Less:  cumulative preferred stock dividends              2,361              -                 -                       2,361
                                                      --------       --------          --------                  ----------

NET INCOME AVAILABLE TO
  COMMON STOCKHOLDERS                                 $    205       $  9,662          $ (8,183)                 $    1,684
                                                      ========       ========          ========                  ==========

Earnings per common share:

  Basic                                               $   0.01                                                   $     0.10
                                                      ========                                                   ==========

  Diluted                                             $   0.01                                                   $     0.09
                                                      ========                                                   ==========

           See notes to pro forma consolidated financial statements

                    PLAINS RESOURCES INC. AND SUBSIDIARIES
          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                     (in thousands, except per share data)

                                                             Historical
                                                     ---------------------------
                                                        Plains        Scurlock
                                                      Resources        Permian        Pro Forma
                                                         Inc.        Businesses      Adjustments     Note    Pro Forma
                                                     ----------     ------------     ------------    ----    -----------
REVENUES
Oil and natural gas sales                            $  102,754       $        -        $       -             $  102,754
Marketing, transportation, storage
  and terminalling revenues                           1,129,689        3,773,536           (2,502)      D      4,783,112
                                                                                         (116,825)      K
                                                                                             (786)      L
Gain on formation of PAA                                 60,815                -                -                 60,815
Interest and other income                                   834                -               65       D          1,685
                                                                                              786       L
                                                     ----------       ----------        ---------             ----------
                                                      1,294,092        3,773,536         (119,262)             4,948,366
                                                     ----------       ----------        ---------             ----------
EXPENSES
Production expenses                                      50,827                -                -                 50,827
Marketing, transportation, storage
  and terminalling expenses                           1,091,328        3,744,929           (1,451)      D      4,721,035
                                                                                           (2,277)      H
                                                                                           (1,460)      J
                                                                                         (116,825)      K
                                                                                           (2,781)      M
                                                                                             (638)      N
                                                                                           10,210       Q
General and administrative                               10,778           31,033             (585)      D         33,843
                                                                                           (1,023)      H
                                                                                           (3,460)      I
                                                                                           (1,743)      M
                                                                                           (1,157)      N
Depreciation, depletion and amortization                 31,020           11,136             (248)      D         36,849
                                                                                            5,829       F
                                                                                          (10,888)      G
Reduction in carrying cost of oil
  and natural gas properties                            173,874                -                -                173,874
Inventory market valuation charge                             -           10,014          (10,014)      Q              -
Interest expense                                         35,730                -           11,034       E         46,764
                                                     ----------       ----------        ---------             ----------
                                                      1,393,557        3,797,112         (127,477)             5,063,192
                                                     ----------       ----------        ---------             ----------
Loss before income taxes and minority interest          (99,465)         (23,576)           8,215               (114,826)
Minority interest                                         1,809                -           (5,720)      O         (3,911)
                                                     ----------       ----------        ---------             ----------
Loss before income taxes                               (101,274)         (23,576)          13,935               (110,915)
Income tax expense (benefit):
  Current                                                   862                -                -                    862
  Deferred                                              (43,582)               -           (3,760)      P        (47,342)
                                                     ----------       ----------        ---------             ----------
NET LOSS                                                (58,554)         (23,576)          17,695                (64,435)
Less:  cumulative preferred stock dividends               4,762                -                -                  4,762
                                                     ----------       ----------        ---------             ----------
NET LOSS AVAILABLE TO
  COMMON STOCKHOLDERS                                $  (63,316)      $  (23,576)       $  17,695             $  (69,197)
                                                     ==========       ==========        =========             ==========
Loss per common share:

  Basic                                              $    (3.77)                                              $    (4.11)
                                                     ==========                                               ==========
  Diluted                                            $    (3.77)                                              $    (4.11)
                                                     ==========                                               ==========

           See notes to pro forma consolidated financial statements

                     PLAINS RESOURCES INC. AND SUBSIDIARIES
        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)


Pro Forma Adjustments

     A. Reflects the financing for the Scurlock Acquisition which was provided through (i) Plains Scurlock's limited recourse bank facility with BankBoston, N.A. (the "Plains Scurlock Credit Facility"), (ii) the sale to the General Partner of 1.3 million Class B Common Units of PAA ("Class B Units") at $19.125 per unit, the price equal to the market value of PAA's common units and (iii) a $25 million draw under PAA's existing revolving credit agreement. In addition, the General Partner's $0.3 million capital contribution resulting from the sale of the Class B Units is reflected. The funds for the purchase of the Class B Units by the General Partner were provided through a capital contribution by the Registrant which was financed by the Registrant's revolving credit facility (the "Revolving Credit Facility").

     The Class B Units are initially pari passu with Common Units with respect to distributions, and after six months are convertible into Common Units upon approval of a majority of Common Unitholders. After such six month period, the Class B Unitholder may request that PAA call a meeting of Common Unitholders to consider approval of conversion of the Class B Units into Common Units. If the approval of such conversion by the Common Unitholders is not obtained within 120 days of such request (the "Initial Approval Period"), the Class B Unitholders will be entitled to receive distributions, on a per unit basis, equal to 110% of the amount of distributions paid on a Common Unit, with such distribution right increasing to 115% if such approval is not secured within 90 days after the end of the Initial Approval Period. Except for the vote to approve the conversion, Class B Units have the same voting rights as the Common Units.

     B. Reflects the consummation of the Scurlock Acquisition and the related purchase accounting entries. The purchase price was allocated in accordance with APB 16 as follows (in thousands):

      Crude oil pipeline, gathering and terminal assets    $129,215
      Pipeline linefill                                      16,057
      Debt issue costs                                        2,688
      Net working capital items                              (2,089)
                                                           --------
      Cash paid                                            $145,871
                                                           ========

     The purchase price allocation has been based on preliminary estimates of fair value and is subject to adjustment as additional information becomes available and is evaluated. Minimum amounts of crude oil which are required to operate Scurlock's pipeline and gathering assets have been classified as pipeline linefill, a long-term asset. Such amounts were classified as a current asset and included in inventory by Scurlock.

     C. Reflects the reclassification of Scurlock receivables from and payables to MAP for crude oil purchases. Such amounts, which were repaid by MAP subsequent to March 31, 1999, are reflected in the Scurlock financial statements as a component of Parent Company Investment.

     D. Reflects the elimination of revenues and expenses associated with certain assets and liabilities that were retained by MAP at the date of the Scurlock Acquisition which were included in Scurlock's historical financial statements as of and for the year ended December 31, 1998. Such assets and liabilities and related revenues and expenses are not included in Scurlock's historical financial statements as of and for the three months ended March 31, 1999.

     E. Reflects pro forma interest expense on (i) borrowings of approximately $95.6 million under the Plains Scurlock Credit Facility, (ii) borrowings of $25 million under PAA's existing credit facility and (iii) borrowings of $25 million under the Revolving Credit Facility. PAA has entered into a series of 5-year interest rate collars, which provide for a floor of 5.04% and a ceiling of 6.5% on a notional principal amount of $90 million of the LIBOR portion outstanding under the Plains Scurlock Credit Facility.

     F. Reflects pro forma depreciation and amortization expense based on the purchase price of the Scurlock assets by Plains Scurlock.

     G. Reflects the elimination of historical Scurlock depreciation and amortization expense.

     H. Reflects the reduction in compensation and benefits expense due to staff reductions implemented by PAA. Such amounts are based on historical expenses incurred by Scurlock. The reductions took place at the date of the Scurlock Acquisition and PAA has no plans to replace these personnel. The reduction in personnel is not expected to adversely impact the Registrant's revenues or costs. This adjustment does not include an additional $3.2 million of estimated reductions in compensation and benefits expense related to staff reductions implemented by Scurlock in the fourth quarter of December 1998.

     I. Reflects the elimination of incremental amounts of corporate overhead allocated by MAP to Scurlock representing general corporate allocations not related to services provided, so that cost of sales and operations and general and administrative expense reflect the ongoing costs to the Registrant. No such amounts were allocated to Scurlock by MAP for the three months ended March 31, 1999.

     J. Reflects the cost reduction for services provided to Scurlock by MAP related to the operation of certain pipeline assets. The Scurlock Acquisition agreement provides for a reduced cost for such services subsequent to the acquisition date.

     K. Reflects the elimination of historical sales and purchases and associated receivables and payables between Scurlock, PAA and the Registrant.

     L. Reflects the reclassification of other income to conform to the classification of such items in the Registrant's historical financial statements.

     M. Reflects the elimination of expenses associated with MAP's profit sharing and post retirement pension, health and benefit plans in which Scurlock's employees are no longer entitled to participate so that cost of sales and operations and general and administrative expense reflect the ongoing cost of employee benefits to the Registrant.

     N. Reflects the elimination of expenses related to the sale of Scurlock by MAP. Such amounts are primarily related to employee retention bonuses paid in connection with the sale of Scurlock.

     O. Reflects the minority interest in the pro forma net income (loss) of PAA resulting from the Scurlock Acquisition.

     P. Reflects income tax expense on pro forma pre-tax income based on an effective tax rate of 39% which is the estimated tax rate of the Registrant.

     Q. Reflects the restatement of Scurlock's inventory at average cost, which is the inventory costing method utilized by PAA. Scurlock utilized the LIFO method to determine inventory cost. This pro forma adjustment also reflects the reversal of the adjustment made to Scurlock's historical financial statements to value inventory at lower of cost or market as Scurlock's inventory stated at average cost is lower than market, and no such adjustment is necessary.